Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is effective as of March 4, 2016 (the “Effective Date”) between The Manitowoc Company, Inc., a Wisconsin corporation (“Manitowoc ParentCo”), and Manitowoc Foodservice, Inc., a Delaware corporation (“Manitowoc Foodservice”).

WHEREAS, Manitowoc ParentCo and Manitowoc Foodservice are party to that certain Master Separation and Distribution Agreement, dated as of March 4, 2016 (the “Separation Agreement”), pursuant to which the parties agreed to separate the business of Manitowoc Foodservice and its subsidiaries (collectively, the “Manitowoc Foodservice Group”) from Manitowoc ParentCo; and

WHEREAS, after the consummation of the transactions contemplated by the Separation Agreement, Manitowoc Foodservice wishes to engage Manitowoc ParentCo to perform, and Manitowoc ParentCo wishes to perform or cause to be performed, on a transitional basis for the benefit of the Manitowoc Foodservices Group the services described in the attached Exhibit A, as it may be amended from time to time by the mutual written agreement of the Parties (the “ParentCo Service Exhibit”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, after the consummation of the transactions contemplated by the Separation Agreement, Manitowoc ParentCo wishes to engage Manitowoc Foodservice to perform, and Manitowoc Foodservice wishes to perform or cause to be performed, on a transitional basis for the benefit of Manitowoc ParentCo and its Subsidiaries (collectively, the “Manitowoc ParentCo Group”) the services described in the attached Exhibit B, as it may be amended from time to time by the mutual written agreement of the Parties (the “Foodservice Service Exhibit”), upon the terms and subject to the conditions set forth in this Agreement

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Capitalized Terms. As used in this Agreement:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act of 1933, as amended), such specified Person; provided, however, that for purposes of this Agreement, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Manitowoc ParentCo Group is an Affiliate of the Manitowoc Foodservice Group.

(b) “Confidential Information” means all information relating generally or specifically to the business of a Party or any of its Affiliates that is supplied to or obtained by the other Party or any of its Affiliates pursuant to or as a result of this Agreement and that is not generally known in the trade or industry. Notwithstanding the foregoing, “Confidential Information” shall not mean or include information of a Party or any of its Affiliates that

(i) is or becomes generally available to the public other than as a result of a disclosure by the other Party or any of its Affiliates in violation of this Agreement, (ii) was known to the other Party or any of its Affiliates on a nonconfidential basis prior to its disclosure by such disclosing party, provided that the source of such information was not, to the receiving party’s knowledge, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such disclosing party, (iii) becomes available to the other Party or any of its Affiliates on a nonconfidential basis from a person other than the disclosing party who is not, to the receiving party’s knowledge, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or (iv) is independently developed by the receiving party without reference to any Confidential Information of the disclosing party.

(c) “Labor Cost” for any period shall mean an amount equal to the costs paid or expenses accrued by Provider and any other Rendering Party during such period for the employment of those of their respective employees who perform (or terminate the performance of) the Services pursuant to this Agreement, as pro rated for the hours spent by such employees performing (or terminating the performance of) the Services. Such costs and expenses include (without limitation): (i) salaries, wages, bonuses and incentive, vacation, holiday and self-funded sick pay; (ii) social security taxes, Medicare taxes and other payroll taxes; (iii) premiums on behalf of such employees for coverage by any long-term disability insurance, insured short-term disability benefit, group term life insurance, accidental death and disability insurance, business travel accident insurance, and insured group health, dental or vision plans; (iv) other employee welfare benefits, fringe benefits and perquisites, including benefits under any employee welfare benefit plan, supplemental unemployment compensation plan benefits, expatriate compensation program costs and benefits and any other fringe benefit arrangements that do not constitute an employee benefit plan; (v) employer contributions to any tax-qualified defined contribution plan on behalf of such employees (other than employee pretax deferral amounts included in subclause (i) above as wages) and a proportionate share of employer paid administration costs; (vi) employer provided benefits under any tax-qualified defined benefit pension plan and a proportionate share of employer paid administration costs; (vii) employer provided self-funded group health, dental and vision benefits; (viii) employer costs for administration of any benefit plan, program or arrangement provided to or for the benefit of such employees; and (ix) any other government charges relating to the employment of such employees, including workers’ compensation claims. Notwithstanding the foregoing, “Labor Cost” shall not include costs paid or expenses accrued with respect to any part of the costs or expenses described above that are attributable to a change in the terms of employment or employee benefit plans or practices applicable to any such employee from those in effect on the Effective Date, other than changes that are consistent with changes applied to other employees in the same or similar positions and/or changes required under any existing or future collective bargaining agreement.

(d) “Law” shall mean any supranational, national, provincial, state, local or foreign statute, law (including common law), ordinance, rule or regulation

(e) “Parties” means Manitowoc ParentCo and Manitowoc Foodservice.

(f) “Person” means an individual and a corporation, a partnership, a limited liability company, an association, a trust and any other entity or organization, including a governmental entity or any department, agency or political subdivision thereof.

(g) “Provider” means (i) Manitowoc ParentCo with respect to the services described in the ParentCo Service Exhibit and (ii) Manitowoc Foodservice with respect to the services described in the Foodservice Service Exhibit.

(h) “Recipient” means (i) the Manitowoc ParentCo Group with respect to the services described in the Foodservice Service Exhibit and (ii) the Manitowoc Foodservice Group with respect to the services described in the ParentCo Service Exhibit.

(i) “Receiving Party” means the entity within Recipient for which the applicable Service is performed.

(j) “Rendering Party” means the entity that performs the applicable Service.

(k) “Service Exhibit” means (i) the Foodservice Service Exhibit in those circumstances in which Manitowoc Foodservice is responsible for performing services for the benefit of the Manitowoc ParentCo Group under this Agreement and (ii) the ParentCo Service Exhibit in those circumstances in which Manitowoc ParentCo is responsible for performing services for the benefit of the Manitowoc Foodservice Group under this Agreement.

(l) “Services” means (i) the services described on the ParentCo Service Exhibit in those circumstances in which Manitowoc ParentCo is responsible for performing services for the benefit of the Manitowoc Foodservice Group under this Agreement and (ii) the services described on the Foodservice Service Exhibit in those circumstances in which Manitowoc Foodservice is responsible for performing services for the benefit of the Manitowoc ParentCo Group under this Agreement.

(m) “Subsidiary” means, with respect to a Person, any entity that is controlled, directly or indirectly, by such Person.

(n) “Taxes” means supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments imposed by any governmental entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not.

(o) “Third Party” means any Person other than the Parties or any of their Affiliates.

(p) “Third Party Cost” means the aggregate amount that the Third Party Service Provider would charge to provide the Receiving Party with the applicable Service upon terms substantially similar to the terms set forth in this Agreement. If Provider is not reasonably able to identify a Third Party Service Provider for the applicable Service, then the “Third Party Cost” shall be deemed to mean an amount equal to the Labor Cost for the applicable Service multiplied by six.

(q) “Third Party Service Provider” means a Person identified by Provider that satisfies each of the following criteria: (i) the Person is not an Affiliate of Manitowoc ParentCo, Manitowoc Foodservice or any of their respective Affiliates; (ii) the Person is not a competitor of Manitowoc ParentCo, Manitowoc Foodservice or any of their respective Affiliates; and (iii) the Person is engaged in the business of providing the applicable Service to third parties comparable (in type and size) to the applicable Receiving Party.

Section 1.2 Other. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

ARTICLE 2

TRANSITION SERVICES

Section 2.1 Services. Provider shall provide, or shall cause one or more of its Subsidiaries to provide, Recipient with the services described in the Service Exhibit for the periods set forth therein (collectively, the “Services”). Recipient shall receive the Services only for the benefit of its business and not for the benefit of any other Person.

Section 2.2 Additional Services. If, during the period commencing on the Effective Date and ending on that date that is 180 days after the Effective Date, Recipient (a) identifies a service that Provider provided to Recipient during the 12-month period immediately preceding the Effective Date that Recipient reasonably needs in order for its business to continue to operate in substantially the same manner in which its business operated prior to the Effective Date but such service is not listed on the Service Exhibit (other than because the Parties agreed in writing that such service shall not be provided) and (b) submits a written request describing such service to Provider’s Service Manager, then Provider shall consider in good faith the request to provide such additional service (the “Additional Service”). If the Parties agree on the Additional Service, then the Parties shall execute and deliver an amendment to the Service Exhibit to evidence the terms of the Additional Service and the associated Fees therefor and thereafter the Additional Service shall constitute a Service provided pursuant to this Agreement.

Section 2.3 Service Changes.

(a) Subject to Section 2.3(b), Provider or any other Rendering Party may supplement, modify, substitute or otherwise alter the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by Provider or such Rendering Party to itself, its Affiliates or Third Parties; provided, however, that no change in the provision of Services that materially adversely affects the quality, timeliness or availability of the Services or materially increases the cost of using the Services shall be made without the prior written consent of Recipient (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding Section 2.3(a) and except as set forth on the Service Exhibit, if Provider is required to (i) increase staffing, (ii) acquire, lease or license additional facilities, equipment or software, (iii) engage in significant capital expenditures or (iv) apply for or obtain any approval, consent or waiver from Third Parties (other than renewals of any preexisting permits, licenses or authorizations) (collectively, the “Service Changes”) in order to accommodate an increase in the use of any Service beyond the level of use of such Service by Recipient during the 12-month period immediately prior to the Effective Date, including (A) as a result of a change in the manner in which Recipient’s business is being conducted after the Effective Date, but (B) excluding ordinary course expansion of the volume or geographic scope of such business (such as ordinary course increases in headcount, customers, suppliers and transaction volumes), then Provider shall provide Recipient with written notice of the Service Change and propose a plan for implementing the Service Change before incurring any costs or expenses resulting from the Service Change. Upon receipt of such written notice, the Parties shall negotiate in good faith to adjust or change the Services, including the Fees, as applicable, before Provider undertakes any Service Change. If the Parties determine that Provider shall undertake the Service Change, then the Parties shall document the Service Change, together with any other adjustments or changes to the Services, including to the Fees, in a written agreement, and the Parties shall amend the Service Exhibit to reflect such written agreement. Each amended section of the Service Exhibit shall be deemed part of this Agreement as of the date of such written agreement, and the Service Changes set forth in such amended Service Exhibit shall be deemed a part of the Services provided pursuant to this Agreement.

Section 2.4 Quality of Services. Provider warrants that (a) Services of the type that Provider or any of its Subsidiaries provided to Recipient prior to the Effective Date, as performed pursuant to this Agreement after the Effective Date, will be performed in substantially the same manner and on substantially the same basis (including with respect to timing and priority) as Provider or one of its Subsidiaries provided the Services to the Receiving Party, whether directly or indirectly, during the 12-month period immediately preceding the Effective Date and (b) Services not of the type that Provider or any of its Subsidiaries provided to Recipient prior to the Effective Date, as performed pursuant to this Agreement after the Effective Date, will be performed in a commercially reasonable manner consistent with the nature, quality, standard of care and service levels (including with respect to timing and priority) at which the same or similar services are performed by or on behalf of Provider or any of its Subsidiaries to Provider or any of its Subsidiaries. If the Services do not conform to the foregoing warranty, then Recipient’s (and the applicable Receiving Party’s) sole and exclusive remedy shall be the right to require Provider or any other Rendering Party to perform the Services again, properly and at no additional expense to Recipient or the other applicable Receiving Party. Except as set forth in this Section 2.4, there are no warranties with respect to the Services. PROVIDER (AND EACH OTHER RENDERING PARTY) DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

Section 2.5 Excluded Services. Notwithstanding anything to the contrary, the Parties do not intend that Provider or any other Rendering Party will render to Recipient, or that Recipient will receive from Provider or any other Rendering Party, any professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business, technical and financial matters, and Recipient shall not rely on, or construe, any Service rendered by or on behalf of Provider or any other Rendering Party as any such professional advice or opinions.

Section 2.6 Cooperation. Recipient shall cooperate with Provider and any other Rendering Party by promptly providing all information that Provider or any other Rendering Party reasonably deems necessary for the performance of the Services and by accepting and using the Services in the ordinary course of business.

Section 2.7 Subcontracting. Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement without the consent of Recipient; provided that (a) the hiring or engagement of such Third Party does not decrease the quality or level of services provided to Recipient to below that provided by Provider, (b) the use of such Third Party will not increase the sum of the Fees and Reimbursable Expenses payable by Recipient in connection with such Services, (c) the use of such Third Party will not change the manner in which the Services are delivered in a way that increases Recipient’s costs of receiving the Services (it being understood that, if such Third Party has been engaged by Provider to perform the same or similar services prior to the Effective Date, then subclauses (a), (b) and (c) shall be deemed satisfied). Provider shall remain primarily responsible for all of its obligations under this Agreement, except that if a Third Party provides all or part of any Service pursuant to a written agreement with Recipient, Recipient agrees to be bound by, and to cause its Affiliates to comply with, those obligations that such agreement places on Recipient, and Provider shall not be responsible for its obligations under this Agreement that are specified in such agreement to be obligations of such Third Party. Subject to the confidentiality provisions set forth in Section 4.3, Provider shall provide Recipient with any information within the possession of Provider or any of its Affiliates that Recipient reasonably requests in connection with any Services being provided to Recipient by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Provider and other supporting documentation.

Section 2.8 System Migration. The Parties acknowledge the transitional nature of the Services. Each Party shall use commercially reasonable efforts to cooperate with and assist the other Party in connection with the transition from the performance of the Services by Provider and the other Rendering Parties to the performance of the Services by Recipient or its designee (in any event prior to the expiration or termination of this Agreement), using commercially reasonable efforts to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties.

Section 2.9 Reservation of Rights. Nothing in this Agreement shall be deemed to prohibit or otherwise restrict Provider or any other Rendering Party from performing, or engaging any Third Party to perform, any Service for the benefit of itself, its Affiliates or Third Parties.

ARTICLE 3

FEES; PAYMENT

Section 3.1 Fees. In consideration of the performance of the Services, Recipient shall pay Provider a fee (either one-time or recurring) for such Services or category of Services, as applicable, (each, a “Fee” and collectively, the “Fees”). Until December 31, 2016, the Fee for each Service shall equal 105.0% of the Labor Cost for the applicable Service. If applicable due to an extension of the term of a Service in accordance with this Agreement, on and after January 1, 2017, the Fee for each Service shall equal 120.0% of the Third Party Cost for the applicable Service. During the Term, the amount of a Fee for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties and (b) any Service Change requested by Recipient and agreed upon by Provider pursuant to Section 2.3(b). Together with any invoice for Fees, Provider shall provide Recipient with reasonable documentation to support the calculation of such Fees.

Section 3.2 Expense Reimbursement. Recipient shall reimburse Provider and any other Rendering Party for reasonable and documented out-of-pocket costs and expenses incurred by Provider or any other Rendering Party in connection with the performance or termination of the Services (including incremental license fees incurred by Provider or any other Rendering Party in connection with the performance or termination of the Services and reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Fees for such Services (collectively, the “Reimbursable Expenses”), provided that any such cost or expense in excess of one $1,000, in the aggregate, that is not consistent with the historical practice among the Parties during the 12-month period immediately prior to the Effective Date shall require advance written approval of Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to Recipient in accordance with Recipient’s then-applicable business travel policies as provided to Provider from time to time.

Section 3.3 Invoices. Within 30 days after the last day of each month during the term of this Agreement (and the last day of the term of this Agreement), Provider shall submit one invoice to Recipient for the Fees and Reimbursable Expenses (listed separately) applicable to each Service performed during such month (each, an “Invoice”). Each Invoice shall specify the amount of Fees and Reimbursable Expenses applicable to each separate type of performed Service during such month. All amounts shall be listed and payable in U.S. Dollars; provided, however, that in those instances where Manitowoc ParentCo and Manitowoc Foodservice agree, if the Services are performed by a Rendering Party outside the United States for a Receiving Party outside the United States, then the subject fees shall be billed and paid in the local currency of the Rendering Party.

Section 3.4 Payment. Subject to Section 3.5, Recipient shall pay, or shall cause the applicable Receiving Party to pay, the amounts reflected on each Invoice within 30 days after its receipt thereof. If Recipient fails to pay, or fails to cause to be paid, any undisputed amounts reflected on an Invoice on or before the applicable due date, then such undisputed overdue amounts shall bear interest from the due date until received at the rate equal to the lesser of (a) the maximum rate permitted by applicable law and (b) 1.5% per month.

Section 3.5 Good Faith Disputes. If Recipient or any other Receiving Party in good faith disputes an amount reflected on an Invoice, then Recipient (and the applicable Receiving Party) may withhold payment of the amount subject to the good faith dispute, provided that (a) Recipient (or the applicable Receiving Party) provides Provider with written notice of the good faith dispute and the bases thereof prior to the date on which the subject amount would, but for the good faith dispute, be due pursuant to Section 3.4 and (b) Recipient (or the applicable Receiving Party) pays all undisputed amounts reflected on the Invoice in accordance with Section 3.4.

Section 3.6 Taxes.

(a) The Parties agree that all Fees are exclusive of any value added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation taxes or similar Taxes (the “Transaction Taxes”). Without limitation, Recipient shall be responsible for all Transaction Taxes imposed or assessed with respect to the provision of Services by Provider or any other Rendering Party. Provider shall issue proper Invoices usable by Recipient to recover (by way of credit or refund) Transaction Taxes in jurisdictions where they are recoverable. The Parties shall cooperate to minimize any Transaction Taxes, to obtain any refund, return or rebate relating to, and to apply for an exemption or zero-rating for Services giving rise to, any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents. The Parties shall cooperate regarding any requests for information, audit or similar request by any governmental entity concerning Transaction Taxes payable with respect to Services provided pursuant to this Agreement.

(b) Recipient shall be entitled to deduct and withhold Tax required by applicable Law to be withheld on payments made to Provider pursuant to this Agreement. To the extent any amounts are so withheld, Recipient shall timely remit such deducted and withheld amounts to the relevant governmental entity and promptly provide Provider with evidence of such payment. Provider agrees to complete and provide to Recipient or if required, to the relevant governmental entity, at least ten days prior to the payment due date, such forms, certifications or other documents as Recipient reasonably requests to reduce or exempt the withholding of any Tax with respect to payments made to Provider when and where applicable by Law. In addition, the Parties shall cooperate regarding any requests for information, audit, or similar request by any Taxing Authority concerning the withholding of any Tax payable with respect to Services.

(c) Recipient shall be responsible for any penalties or interest imposed with respect to any Transaction Taxes described in Section 3.6(a) and any Taxes described in Section 3.6(b), except to the extent the penalties or interest result from an act or omission on the part of Provider or any other Rendering Party.

Section 3.7 Audit Rights. Recipient shall have the right, upon reasonable notice and during normal business hours, at its own expense, to inspect and audit the financial books and records of Provider and any other Rendering Party to the extent reasonably necessary to verify Provider’s calculation of the Fees and Reimbursable Expenses. If any such audit uncovers any excess in payments by Recipient, then Provider shall pay to Recipient the amount of such excess within ten days following receipt of the audit report together with interest on the amount of the excess for the period from the date such excess payment was made until the date of corrective payment in accordance with this Section 3.7 at the annual interest rate of 8.0%. If such excess is greater than 5.0% of the amount actually payable by Recipient, then Provider shall promptly pay to Recipient the cost of the audit. The audit rights pursuant to this Section 3.7 shall survive the expiration or termination of this Agreement for a period of six months thereafter.

ARTICLE 4

CERTAIN OTHER ARRANGEMENTS

Section 4.1 IT System Access.

(a) Eligible Employees. Each Party shall ensure that those of its and its Subsidiaries’ employees who have access to the other Party’s computer network and associated computer applications (the “Applicable Network”) during the term of this Agreement shall be limited to employees who meet the following criteria: (i) such employee is listed in its employee directory or any updates thereto; (ii) such employee has a legitimate business need to access the Applicable Network; and (iii) such employee is bound by a confidentiality agreement, in form and substance reasonably acceptable to the other Party, that the other Party has the right to enforce to protect its interests. Upon reasonable request, each Party shall provide the other Party with written notice of the name of each of its and its Subsidiaries’ employees who has, or has had, access to the Applicable Network during the term of this Agreement.

(b) Compliance Requirements.

(i) Each Party shall cause those of its and its Subsidiaries’ employees who have access to the other Party’s central processing unit, storage, server or other network systems (collectively, “Network”) in connection with the delivery or receipt of a Service to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such other Party that are made known or provided to such Party from time to time. Each Party shall ensure that any access to the other Party’s Network described by this Section 4.1(b)(i) shall be used only for the purposes contemplated by, and subject to the terms of, this Agreement.

(ii) Each Party acknowledges that computing assets connected to the other Party’s Network are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans that may occur during connect time. Upon a Party’s reasonable request, the other Party shall cooperate with such Party in connection with any investigation of any apparent unauthorized access of such Party’s Applicable Network.

(iii) Provider shall cause any other Rendering Party to, process personal data that it may receive from Recipient while performing the Services only (A) in such a manner that is necessary to perform such Services, (B) in accordance with (x) applicable instructions in the Service Exhibit and (y) instructions otherwise communicated by Recipient and not inconsistent with this Agreement and (C) using appropriate technical and organizational measures to prevent the unauthorized or unlawful processing of such personal data or the accidental loss or destruction of, or damage to, such personal data.

(c) Cost of Increased Use. If a Party or any of its Subsidiaries increases its use of the other Party’s Applicable Network and such increased use contributes to the need for such Party to purchase additional computing capacity that such Party will not utilize following the expiration or termination of this Agreement, then such other Party shall pay for such increased capacity. Provider shall provide Recipient with written notice of capacity issues so that Recipient has a reasonable opportunity to respond and possibly discontinue use of certain Provider systems in advance of the purchase of any increased capacity for which Provider will seek payment from Recipient. For these purposes, usage consistent with recent past practice of Recipient shall serve as the basis from which to measure increases in usage.

Section 4.2 Proprietary Rights.

(a) Recipient shall be the sole and exclusive owner of all deliverables and other work product resulting from the performance of the Services (collectively, “Work Product”). Provider, on behalf of itself and each other Rendering Party, hereby assigns all of its right, title and interest in and to all Work Product to Recipient. Provider shall execute, and shall cause each Rendering Party to execute, such additional documents as Recipient reasonably requests to vest in Recipient any rights of Provider and the other Rendering Parties in Work Product. All Work Product shall constitute Confidential Information of Recipient under the provisions set forth in Section 4.3.

(b) Neither Provider nor Recipient (or their respective Affiliates) shall use or have any rights to the trademarks or service marks of the other without prior written consent to such use, except to the extent otherwise set forth in that certain Intellectual Property Matters Agreement of even date herewith (the “IP Matters Agreement”).

(c) The Parties agree that all know-how, designs, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, methodologies, processes and other intellectual property owned by Provider or any of its Affiliates that, during the term of this Agreement, is operated or used by Provider or any other Rendering Party (or Recipient) in connection with the performance of the Services shall remain the property of Provider and its Subsidiaries, and Recipient shall have no rights or interests therein, except to the extent otherwise set forth in the IP Matters Agreement.

Section 4.3 Confidential Information.

(a) Each Party shall not, and shall cause its Affiliates not to, directly or indirectly, (a) disclose any Confidential Information of the other Party or any of its Affiliates to any other Person, (b) use any Confidential Information of the other Party or any of its Affiliates for any purpose, (c) keep or make copies of any documents, records or property of any nature whatsoever containing any Confidential Information of the other Party or any of its Affiliates or (d) assist any Third Party in engaging in any of the foregoing, except to the extent necessary to comply with this Agreement or as approved in advance in writing by the other Party. Nothing in this Agreement shall reduce any Party’s obligation to comply with all applicable Laws, including those relating to trade secrets, confidential information and unfair competition.

(b) Notwithstanding the provisions of Section 4.3(a), each Party (and its Affiliates) may disclose the Confidential Information of the other Party and its Affiliates at such times, in such manner and to the extent required by applicable Law, provided that, in such circumstances, the disclosing Party (a) provides the other Party with prior written notice of such disclosure so as to permit such other Party to seek a protective order or other appropriate remedy, (b) limits such disclosure to what is required and (c) attempts (insofar as is permissible) to preserve the confidentiality of any such Confidential Information so disclosed.

Section 4.4 Data Privacy. Each Party shall comply, and shall cause its Subsidiaries to comply, with all applicable state, federal and foreign privacy and data protection Laws applicable to the provision of the Services under this Agreement.

ARTICLE 5

RESPONSIBLE EMPLOYEES

Section 5.1 Appointment. Each Party shall appoint one of its employees (each, a “TSA Manager”) with overall responsibility for managing and coordinating the delivery and receipt of the Services generally and one of its employees for each category of Service (each, a “Service Manager”) with general responsibility for managing and coordinating the delivery and receipt of that particular category of Service. Each Party shall provide the other Party with written notice of the identity and title of its TSA Manager and Service Managers.

Section 5.2 Responsibilities. With respect to each Service, the TSA Manager shall have primary responsibility for coordinating and managing the delivery and use of that Service and shall have authority to act on the applicable appointing Party’s behalf with respect to the provision and use of such Service. In overseeing its Service Managers, a Party’s TSA Manager shall have all of the authority of each of such Party’s Service Managers across all Services and shall be responsible for ensuring that each of such Party’s Service Managers fulfills its responsibilities in connection with the Services and this ARTICLE 5. All communications between the Parties regarding routine matters involving a Service pursuant to this Agreement shall be directed to the applicable Service Manager with a copy to the TSA Managers, and all other communications between the Parties pursuant to this Agreement (other than the negotiation and execution of any written agreement that amends this Agreement or the Service Exhibit) shall be directed to the applicable TSA Manager. Each Party shall provide the other Party with written notice of any change in the status of its TSA Manager or any of its Service Managers that would affect such TSA Manager’s or Service Manager’s ability to carry out the responsibilities set forth in this ARTICLE 5 at least ten days prior to such change.

Section 5.3 Dispute Resolution. Each Party shall cause its TSA Manager to meet as expeditiously as practical to resolve any dispute under this Agreement, and any dispute that is not so resolved within 30 days may be resolved in accordance with the dispute resolution procedures set forth in Section 7.3 of the Separation Agreement. Each Party may treat an act of the other Party’s TSA Manager that is consistent with the provisions of this Agreement as being authorized by such other Party without further inquiry. Notwithstanding the foregoing, no TSA Manager (or Service Manager) shall have authority to amend this Agreement or the Service Exhibit.

ARTICLE 6

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.1 Indemnification.

(a) By Provider. Subject to Section 6.2, Provider shall indemnify, defend and hold harmless Recipient and its directors, officers, employees, agents and other representatives (collectively, the “Recipient Indemnitees”) from and against all liabilities, losses, damages, penalties, judgments, suits, claims, grievances, costs and expenses of any kind whatsoever, including the reasonable fees and disbursements of counsel (collectively, “Losses”), that they, or any of them, may sustain or incur as a result of (i) the breach of any covenant made by Provider in this Agreement or (ii) willful misconduct or actual fraud on the part of Provider or any of its Affiliates in connection with the performance of this Agreement.

(b) By Recipient. Subject to Section 6.2, Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and its and their respective directors, officers, employees, agents and other representatives (collectively, the “Provider Indemnitees”) from and against all Losses that they, or any of them, may sustain or incur as a result of (i) the breach of any covenant made by Recipient in this Agreement or (ii) willful misconduct or actual fraud on the part of Recipient in connection with the performance of this Agreement.

Section 6.2 Limitation of Liability.

(a) THE AGGREGATE LIABILITY OF PROVIDER AND ITS AFFILIATES, COLLECTIVELY, FOR ANY ACT OR FAILURE TO ACT IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION, USE OF OR FAILURE TO PROVIDE ANY SERVICES UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE FEES ACTUALLY RECEIVED BY PROVIDER FROM RECIPIENT PURSUANT TO THIS AGREEMENT THROUGHOUT ITS TERM.

(b) IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE.

(c) The limitations in Section 6.2(a) and Section 6.2(b) shall not apply in respect of any Losses arising out of or in connection with a Party’s obligations under (i) subclause (i) of Section 6.1(a) or subclause (i) of Section 6.1(b), in each case, to the extent the subject breach constitutes a breach of Section 4.3 or (ii) subclause (ii) of Section 6.1(a) or subclause (ii) of Section 6.1(b).

Section 6.3 Liability for Payment Obligations. Nothing in this ARTICLE 6 shall be deemed to eliminate or limit either Party’s obligation to pay Fees in accordance with this Agreement.

Section 6.4 Exclusion of Other Remedies. To the maximum extent permitted by applicable Law, the provisions of Section 6.1 shall be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any Losses, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement; provided, however, that nothing in this ARTICLE 6 shall affect a Person’s ability to seek equity relief.

Section 6.5 Force Majeure. Neither Party nor any of its Affiliates shall be liable for any failure to perform, or delay in performing, any obligations under this Agreement to the extent such failure or delay is due to fire, flood, earthquake, war (declared or undeclared), an occurrence commonly referred to as a terrorist attack and any armed hostilities associated therewith, embargo, riot, insurrection or other cause beyond the reasonable control of the party failing to perform or delaying the performance of such obligations, including any such failure or delay relating to computer, telephone, information system or similar service outage, interruption, disruption, downtime or similar failure. Subject to providing the other Party with written notice of the circumstances in question and to using commercially reasonable efforts to resume performance without undue delay and in a manner that is substantially similar to the manner in which such Party responded to any similar event or circumstance affecting the same or substantially similar services during the 12-month period preceding the Effective Date, the Party so failing or delaying shall be entitled to a reasonable extension of time for the performance of such obligations; provided, however, that any delay by a supplier of the Party so failing or delaying shall not relieve that party from liability for such failure or delay unless such supplier’s delay was attributable to analogous causes. Except to the extent such delay is caused by the wrongful act or omission of the other Party, any costs arising from such failure or delay, for which indemnification is not available hereunder, shall be borne by the Party incurring the costs.

Section 6.6 Legal Violations. Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of any applicable Law or any contract with a Third Party. If Provider is or becomes aware of any potential violation on the part of Provider, Provider shall use commercially reasonable efforts to promptly advise Recipient of such potential violation, and Provider and Recipient shall mutually seek a reasonable alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary approvals, consents or waivers of Third Parties required under any existing with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided by Provider in accordance with the standards set forth in this Section 6.6; provided, however, that neither Party shall be required to accept any terms or conditions, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the existing contract or agreement) to any Third Party to obtain any such approvals, consents or waivers. Unless otherwise agreed in writing by the Parties, all reasonable and documented out-of-pocket costs and expenses (if any) incurred by any Party or any of its Affiliates in connection with obtaining any such consents, approvals or waivers (including, if agreed by the Parties, the amount paid, obligation incurred or accommodation granted to Third Parties to obtain such consents, approvals or waivers) that is required to allow Provider to perform or cause to be performed such Services shall be paid by Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required approval, consent or waiver of a Third Party, or the performance of such Service by Provider would constitute a violation of any applicable Law, then the Parties shall use commercially reasonable efforts to develop a reasonable alternative arrangement that enables Provider to perform or cause to be performed such Service or an analogous service without obtaining such required approval, consent or waiver of a Third Party or violating any applicable Law.

ARTICLE 7

TERM; TERMINATION

Section 7.1 Term. The term of this Agreement shall commence on the Effective Date and remain in full force and effect until terminated in accordance with this ARTICLE 7. This Agreement shall terminate upon the earliest of the following to occur: (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; or (c) the date that is 24 months after the Effective Date. Unless otherwise terminated pursuant to Section 7.2, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the period in which such Service is scheduled to be provided as specified in the Service Exhibit.

Section 7.2 Termination of Individual Services. Notwithstanding Section 7.1:

(a) Termination by Recipient. Recipient shall have the right to terminate Provider’s (and any other Rendering Party’s) performance of (i) all or any portion of the Services at such time or times as Recipient determines in its sole discretion, provided that Recipient provides Provider with written notice of such termination at least 30 days in advance or such shorter period as is reasonable under the circumstances, taking into account the time reasonably required by Provider (or any other Rendering Party) to discontinue the performance of the applicable Services without the incurrence of additional cost, or (ii) all, but not less than all, of the Services if Provider breaches its obligations under this Agreement and such breach is not cured within 30 days after Provider’s receipt of written notice thereof from Recipient. If Recipient terminates performance of all of the Services pursuant to this Section 7.2(a), such termination shall constitute the termination of this Agreement.

(b) Termination by Provider. Provider shall have the right to terminate Provider’s (and any other Rendering Party’s) performance of all, but not less than all, of the Services if Recipient breaches its obligations under this Agreement and such breach is not cured within 30 days after Recipient’s receipt of written notice thereof from Provider (it being understood that a good faith dispute described in Section 3.5 shall not be deemed a breach for purposes of this Section 7.2(b)). If Provider terminates its performance of all of the Services pursuant to this Section 7.2(b), such termination shall constitute the termination of this Agreement.

(c) Termination upon Bankruptcy. This Agreement shall terminate immediately without any action on the part of any Person if (i) either Party is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, (ii) unless cured within 30 days, a petition in bankruptcy is filed against either Party, a custodian, receiver or trustee is appointed for all or a substantial portion of the business or assets of either Party or either Party becomes insolvent (using either the equitable insolvency or balance sheet test) or makes an assignment for the benefit of its creditors, (iii) whether or not deemed enforceable by virtue of Section 365 of the U.S. Bankruptcy Code, an order for relief under the U.S. Bankruptcy Code is entered against either Party and becomes a final order at any time when such rights of termination may be enforceable or (iv) either Party as debtor-in-possession, or the trustee in any bankruptcy or reorganization or similar proceeding, rejects or fails to assume this Agreement. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or other officer of the court or official charged with taking over custody of the business or assets of either Party shall have any right to continue this Agreement if this Agreement terminates pursuant to this Section 7.2(c). Nothing set forth in this Section 7.2(c) shall be deemed to preclude or limit any rights that either Party (or any of their respective Subsidiaries) may have as a creditor in any proceeding referenced above.

Section 7.3 Interdependencies. The Parties agree that (a) there may be interdependencies among the Services provided under this Agreement, (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 7.2 and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service, and (c) if the Parties have determined that such interdependencies exist and, in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination, the Parties shall negotiate in good faith to amend the Service Exhibit with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services.

Section 7.4 Non-Exclusive Rights. The expiration or termination of this Agreement (or the termination of all or any portion of the Services pursuant to Section 7.2) shall not affect the respective rights and obligations of the parties that accrued prior to such expiration or termination. The termination rights set forth in this ARTICLE 7 (including each party’s right to terminate all or a portion of the Services pursuant to Section 7.2) shall be in addition, and without prejudice, to all other rights and remedies to which the terminating party may be entitled, including any right to specific performance or injunctive relief.

Section 7.5 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions set forth in Section 2.9, ARTICLE 3, Section 4.2, Section 4.3, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 7.4 and ARTICLE 8 shall survive the expiration or termination of this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Rights and Obligations. Provider shall cause each Rendering Party to comply with those provisions of this Agreement that apply to a Rendering Party, and Recipient shall cause each Receiving Party to comply with those provisions of this Agreement that apply to a Receiving Party. Each Rendering Party and Receiving Party, together with each Provider Indemnitee and each Recipient Indemnitee, is a third-party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement to protect its rights and interests. There are and shall be no other third-party beneficiaries of this Agreement.

Section 8.2 Independent Contractor. Neither Provider nor any other Rendering Party is an employee or agent of Recipient or any Receiving Party, and this Agreement does not create a joint venture or partnership between Provider or any Rendering Party and Recipient or any Receiving Party. Neither Provider nor any other Rendering Party is authorized to perform, assume or create any obligation or responsibility on behalf or in the name of Recipient or any Receiving Party.

Section 8.3 Governing Law. The internal laws of the State of Wisconsin (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits hereto (whether arising in contract, tort, equity or otherwise).

Section 8.4 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (a) consent and submit to the co-exclusive jurisdiction of federal and state courts located in Wisconsin and in Florida, (b) waive any objection to that choice of forum in Wisconsin or in Florida based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 8.5 Dispute Resolution. Each Party stipulates that, if there is any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement, such dispute or disagreement shall be resolved in accordance with Section 7.3 of the Separation Agreement, the terms of which are incorporated by reference herein.

Section 8.6 Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 8.6 as follows: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 8.6 and will be deemed given on the date that the intended addressee actually receives the notice.

(a)	If to Manitowoc ParentCo:

The Manitowoc Company, Inc.

2400 South 44th Street

Manitowoc, Wisconsin 54220

United States of America

Attention: General Counsel

Facsimile: (920) 652-9777

(b)	If to Manitowoc Foodservice:

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

United States of America

Attention: General Counsel

Facsimile: (727) 569-1271

Section 8.7 Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Party which consent may be withheld in such other Party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 8.8 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 8.9 Entire Agreement. This Agreement constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the

Parties with respect to the matters contained herein are superseded by this Agreement. In the event of any conflict between any provision in this Agreement and any specific provision in the Separation Agreement, the provision in this Agreement will control over the provisions in the Separation Agreement.

Section 8.10 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 8.11 Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 8.12 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion.

Section 8.13 Construction of Agreement.

(a) Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) This Agreement is not to be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transition Services Agreement as of the day and year first written above.

MANITOWOC PARENTCO:

THE MANITOWOC COMPANY, INC.

By:	/s/ Carl J. Laurino
Name:	Carl J. Laurino
Title:	Senior Vice President and Chief Financial
Officer

MANITOWOC FOODSERVICE:

MANITOWOC FOODSERVICE, INC.

By:	/s/ Maurice D. Jones
Name:	Maurice D. Jones
Title:	Senior Vice President, General Counsel and
Secretary

[Signature page to Transition Services Agreement]